Exhibit 99.1
                                  Press Release



AT THE COMPANY               AT THE FINANCIAL RELATIONS BOARD
--------------               --------------------------------
Howard Fingert, M.D.         For General Info: Susan Jayson      (212) 661-8030
Vice President               For Analyst Info: Brian Gill        (212) 661-8030
(781) 860-5150               For Media Info:   Deanne Eagle      (212) 661-8030

FOR IMMEDIATE RELEASE:
April 19, 1999

            INVESTIGATORS REPORT GENTA'S ANTISENSE DRUG COMBINED WITH
                   STANDARD CHEMOTHERAPY CURES HUMAN LYMPHOMAS
                       AND BREAST CANCERS IN MOUSE MODELS

               Results with G3139 Support Ongoing Clinical Program

LEXINGTON, MA, April 19, 1999 -- Genta Incorporated (Nasdaq: GNTA) announced that scientists reported the results of preclinical studies with Genta's lead product in development, G3139, at the recently concluded 90th annual meeting of the American Association for Cancer Research (AACR) held in Philadelphia, PA.

G3139 was designed to reduce the Bcl-2 protein level in cancer through an "antisense" mechanism that specifically targets the bcl-2 gene product. In several human cancers, the protein produced by the bcl-2 gene is believed to be a major factor in resistance to treatment with many anticancer drugs. Researchers have proposed that G3139 could improve the treatment response of human cancers when combined with anticancer drugs - especially when used in cancers that are resistant to the anticancer drugs, a common clinical problem.

Dr. Dajun Yang and colleagues working with Dr. Marc Lippman from the Lombardi Cancer Center, Georgetown University Medical Center, presented results of studies with human breast tumors, testing G3139 in combination with standard anticancer agents. Cell cultures of human breast cancers demonstrated that G3139 reduced the Bcl-2 protein levels and enhanced apoptosis, or programmed cell death, when G3139 was combined with docetaxel (Taxotere(R)) and paclitaxel (Taxol(R)), drugs that are widely used for clinical treatment of metastatic breast cancer. Then using a mouse model with an aggressive form of human breast cancer that consistently leads to death of the animals, treatments with G3139 plus docetaxel led to complete regression of the human breast tumors that lasted beyond six months.

"We consider these mice to be cured of the breast cancer. This treatment response could not be achieved using either drug alone," reported Dr. Yang.

The treatment program used relatively low doses of the anticancer agent and the mice demonstrated no treatment-related side effects. The investigators repeated their treatments using mice with larger human breast tumors, modeling the situation of patients who may have advanced, metastatic breast cancer. Again, the results showed major, durable regression of the human breast tumors with no major toxicities. Studies also provided evidence that G3139 reduces Bcl-2 protein levels in vivo within the human breast tumors.

Investigators from the BC Cancer Agency in British Columbia, Canada, reported similar results with G3139 when combined with other anticancer drugs. Dr. Kim Chi and colleagues reported major treatment response of human breast tumors grown in mice after combined treatment with G3139 and doxorubicin, another agent widely used for treatment of patients with breast cancer.

Using a model with human lymphoma in mice that consistently leads to death of the mice in about 35 days, Drs. Frances M. P. Wong, Marcel Bally, and Richard Klasa from the BC Cancer Agency reported that G3139 combined with cyclophosphamide led to 100% survival and cures of mice that lived for more than three months after treatment. In this model, the human lymphoma grows in multiple organs including bone marrow, spleen, lymph nodes, and thereby imitates the widespread distribution of clinical lymphomas and other advanced human malignancies. The investigators used a low treatment dose of cyclophosphamide that was well tolerated but could not produce major treatment response or cures when used without the G3139 therapy. Cyclophosphamide is used widely for treatment of human lymphoma, breast cancer, and other malignancies. The investigators noted that the long-term cures of disseminated malignancy, observed in the mice after G3139 plus low-dose chemotherapy, compares favorably to outcomes from other treatment strategies, such as high- dose chemotherapy and bone marrow transplantation, a strategy that is widely used for treatment of human cancers but often limited by toxicities to normal tissues and high requirements for health care resources.

Another study presented at AACR by Drs. Anthony Tolcher, Martin Gleave, and colleagues at the Vancouver General Hospital and University of British Columbia, demonstrated an additive effect of a G3139 analogue, specific to the mouse, when combined with mitoxantrone in a mouse model of metastatic, hormone-independent prostate cancer.

"More than just delays in tumor growth or short-term shrinkage, the actual cures of human cancers, demonstrated from the animal models, after combined treatment with G3139 and chemotherapy are certainly remarkable, since the animals were not curable by standard chemotherapies given alone - a situation often similar to the human disease" said Kenneth G. Kasses, Ph.D., CEO of Genta.

"The results, presented at AACR by independent academic investigators, demonstrate striking consistency among different laboratories and across different tumor types, and they provide the basis for rational design and expansion of our clinical development program for G3139,


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

combined with chemotherapies that are already widely used in cancer treatment. Genta is collaborating with major medical centers in the U.S., Canada, and Europe in conducting six on-going clinical trials that we hope will lead rapidly to an understanding of the safety and utility of G3139 when combined with anticancer drugs for treatment of common malignancies. In addition, these data will support the expansion of our clinical program," said Dr. Kasses.

Genta Incorporated is a biopharmaceutical company whose strategy consists of building a product and technology portfolio focusing on its Anticode(TM) (antisense) products intended to treat cancer at its genetic source.

The statements contained in this press release that are not historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the expectations, beliefs, intentions or strategies regarding the future. Without limiting the foregoing, the words "anticipates," "believes," "expects," "intends," "may" and "plans" and similar expectations are intended to identify forward-looking statements. The Company intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's views as of the date they are made with respect to future events, but are subject to many risks and uncertainties, which could cause the actual results of the Company to differ materially from any future results expressed or implied by such forward- looking statements. For example, the results obtained in pre-clinical studies may not be indicative of results that will be obtained in clinical trials; Genta has not successfully completed human clinical trials of a product based on antisense technology; and delays in the completion of clinical trials as a result of delays in patient enrollment or other factors may occur. Examples of such risks and uncertainties also include, but are not limited to: the possibility that the proposed Promega transaction will not be consummated; the obtaining of sufficient financing to maintain the Company's planned operations; the timely development, receipt of necessary regulatory approvals and acceptance of new products; the successful application of the Company's technology to produce new products; the obtaining of proprietary protection for any such technology and products; the impact of competitive products and pricing and reimbursement policies; and the changing of market conditions. The Company does not undertake to update forward-looking statements.


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